EXHIBIT 99.1
                             PRESS RELEASE
                        For Immediate Release


Date:       February 6, 2006
Contact:    Bruce W. Teeters, Sr. Vice President
Phone:      (386) 274-2202
Facsimile:  (386) 274-1223

                 CONSOLIDATED TOMOKA REPORTS 2005 EARNINGS

    DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (AMEX CTO) today reported record net income of $14,817,750 or $2.62 basic earnings per share for the year ended December 31, 2005 and earnings before depreciation, amortization, and deferred taxes (EBDDT) of $14,797,476 or $2.61 per basic share for such period. The comparable numbers for 2004 were net income of $14,651,739 or $2.60 basic earnings per share and EBDDT of $24,586,030 or $4.36 per basic share.

    EBDDT is being provided to reflect the impact of the Company's business strategy of investing in income properties. This strategy generates significant amounts of depreciation and deferred taxes. The Company believes EBDDT is useful, along with net income, to understanding the Company's operating results. In the year 2005, EBDDT was lower than 2004 as suitable reinvestment properties for $12.1 million of tax deferred profits were not available due to market conditions, and a settlement agreement with the Internal Revenue Service reduced deferred taxes by approximately $5.0 million. In 2004 all deferred profits were reinvested.

    In the fourth quarter of 2005, the Company deferred profit after income taxes of approximately $3.3 million or $.58 per share resulting from cash sales closed in December 2005 for which the Company has post-closing obligations. These obligations are expected to be completed in 2006, with the deferred profit recognized in the Company's 2006 earnings.

    William H. McMunn, president and chief executive officer, stated, "Our record operating results for 2005, of $2.62 per basic share, when added to the $.58 per share resulting from 2005 closed sales deferred into 2006, would have yielded $3.20 per share, a 23% increase over the previous year's results. Acreage sold in 2005 totaled 317 acres at an average sales price of $114,000. The Company has just completed its fifth year of converting the Company's principal assets, agricultural land, into a portfolio of diversified income properties by acquiring seven additional properties during 2005. Profit improvements in 2005 were offset by increased stock option expense accruals net of income taxes of approximately $1.4 million or $.25 per share resulting from the rise in the Company's stock price."

    Consolidated-Tomoka Land Co. is a Florida-based Company primarily engaged in converting Company owned agricultural lands into a portfolio of income properties strategically located throughout the Southeast, and development, management, and sale of targeted real estate properties. Visit our website at www.consolidatedtomoka.com

                       EARNINGS NEWS RELEASE

                                                         QUARTER ENDED
                                                 ----------------------------
                                                 DECEMBER 31,    DECEMBER 31,
                                                     2005            2004
                                                 ------------    ------------
REVENUES                                           $8,380,396     $30,853,269

NET INCOME                                         $2,195,344     $13,559,210

EARNINGS PER SHARE:

 BASIC                                                  $0.39           $2.41

 DILUTED                                                $0.38           $2.39



                       EARNINGS NEWS RELEASE

                                                           YEAR ENDED
                                                 ----------------------------
                                                  DECEMBER 31,    DECEMBER 31,
                                                     2005            2004
                                                 ------------    ------------
REVENUES                                          $44,764,302     $43,198,346

NET INCOME                                        $14,817,750     $14,651,739

EARNINGS PER SHARE:

 BASIC                                                  $2.62           $2.60

 DILUTED                                                $2.58           $2.58

            RECONCILIATION OF NET INCOME TO EARNINGS BEFORE
             DEPRECIATION, AMORTIZATION, AND DEFERRED TAXES

                                                         QUARTER ENDED
                                                  ---------------------------
                                                   DECEMBER 31,   DECEMBER 31,
                                                      2005           2004
                                                  ------------   ------------
Net Income                                         $ 2,195,344    $13,559,210

Add Back:

     Depreciation and Amortization                     477,852        379,903

     Deferred Taxes                                 (3,983,448)     8,343,219
                                                    ----------     ----------
Earnings (Loss) Before Depreciation,
 Amortization, and Deferred Taxes                  $(1,310,252)   $22,282,332
                                                    ==========     ==========
Weighted Average Shares Outstanding                  5,667,796      5,639,154
                                                    ==========     ==========
EBDDT Per Share                                         ($0.24)         $3.95
                                                         =====          =====

            RECONCILIATION OF NET INCOME TO EARNINGS BEFORE
             DEPRECIATION, AMORTIZATION, AND DEFERRED TAXES

                                                            YEAR ENDED
                                                   --------------------------
                                                    DECEMBER 31, DECEMBER 31,
                                                       2005          2004
                                                   -----------   ------------
Net Income                                         $14,817,750    $14,651,739

Add Back:

     Depreciation and Amortization                   1,755,127      1,344,315

     Deferred Taxes                                 (1,775,401)     8,589,976
                                                     ---------      ---------
Earnings Before Depreciation,
 Amortization, and Deferred Taxes                  $14,797,476    $24,586,030
                                                    ==========     ==========
Weighted Average Shares Outstanding                  5,662,387      5,635,204
                                                    ==========     ==========
EBDDT Per Share                                          $2.61          $4.36
                                                         =====          =====
EBDDT - Earnings Before Depreciation, Amortization, and Deferred
Taxes. EBDDT is not a measure of operating results or cash flows from operating activities as defined by U.S. generally accepted accounting principles. Further, EBDDT is not necessarily indicative of cash availability to fund cash needs and should not be considered as an alternative to cash flow as a measure of liquidity. The Company believes, however, that EBDDT provides relevant information about operations and is useful, along with net income, for an understanding of the Company's operating results.

EBDDT is calculated by adding depreciation, amortization, and deferred income taxes to net income as they represent non-cash charges.

                     CONSOLIDATED-TOMOKA LAND CO.
                      CONSOLIDATED BALANCE SHEET


                                                     DECEMBER 31,    DECEMBER 31,
                                                         2005           2004
                                                    ------------    -----------
ASSETS
Cash                                                $  1,127,143   $    273,911
Restricted Cash                                        7,840,167     27,717,882
Investment Securities                                 14,341,097      3,642,785
Notes Receivable                                              --      4,425,252
Land and Development Costs                             9,142,551      9,821,988
Intangible Assets                                      4,591,944      2,726,763
Other Assets                                           5,205,415      2,034,530
                                                     -----------    -----------
                                                    $ 42,248,317    $50,643,111
                                                     -----------    -----------
Property, Plant and Equipment:
 Land, Timber and Subsurface Interests              $  2,301,594   $  2,091,080
 Golf Buildings, Improvements and Equipment           11,382,515     11,345,915
 Income Properties Land, Buildings and Improvements   91,656,972     58,703,711
 Other Building, Equipment and Land Improvements       1,769,407      1,228,400
                                                     -----------    -----------
  Total Property, Plant and Equipment                107,110,488     73,369,106
Less Accumulated Depreciation and Amortization        (6,100,329)    (4,791,243)
                                                     -----------    -----------
 Net - Property, Plant and Equipment                 101,010,159     68,577,863
                                                     -----------    -----------
 TOTAL ASSETS                                       $143,258,476   $119,220,974
                                                     ===========    ===========
LIABILITIES
Accounts Payable                                    $    248,698   $    405,609
Accrued Liabilities                                    6,083,047      3,895,125
Income Taxes Payable                                   5,157,171        658,040
Deferred Income Taxes                                 24,159,074     25,934,475
Deferred Profit                                        5,345,006             --
Notes Payable                                          7,297,593      8,716,976
                                                     -----------    -----------
     TOTAL LIABILITIES                              $ 48,290,589   $ 39,610,225
                                                     -----------    -----------
SHAREHOLDERS' EQUITY
Common Stock                                           5,667,796      5,641,722
Additional Paid in Capital                             4,168,865      2,176,184
Retained Earnings                                     85,435,246     72,316,660
Accumulated Other Comprehensive Loss                 (   304,020)   (   523,817)
                                                     -----------    -----------
     TOTAL SHAREHOLDERS' EQUITY                       94,967,887     79,610,749
                                                     -----------    -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $143,258,476   $119,220,974
                                                     ===========    ===========

                           "Safe Harbor"

    Certain statements contained in this press release (other than the statements of historical fact are forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "will," "could," "may," "should," "plan,""potential," "predict," "forecast,"and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.

    The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2006, and thereafter include many factors that are beyond the Company's ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, the market demand of the Company's real estate parcels, income properties, timber and other products; the impact of competitive real estate; changes in pricing by the Company or its competitors; the costs and other effects of complying with environmental and other regulatory requirements; losses due to natural disasters; and changes in national, regional or local economic and political conditions, such as inflation, deflation, or fluctuation in interest rates.

     While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.
















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